                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909


                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000

                      [CITRIX COMPANY LOGO APPEARS HERE]

           Zero Coupon Convertible Subordinated Debentures Due 2019
                               _________________

          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                             Principal Amount at Maturity                                 Number of
                                              of Debentures Beneficially         Percentage of        Conversion Shares
                   Name                         Owned That May Be Sold      Debentures Outstanding    That May Be Sold
-----------------------------------------    ----------------------------   ----------------------    -----------------
Bear Stearns & Co. Inc.                              $ 1,000,000                       0.12%                   7,030

Any other holder of Debentures or                    $89,997,000                      10.59%                 632,766
 future   transferee from any such holder

                             _____________________

         The Date Of This Prospectus Supplement Is September 22, 1999.